EXHIBIT (a)(1)(i)

Offer to Purchase
by
LEADING BRANDS, INC.
Up to US$800,000 in Value of Its Common Shares
At a Cash Purchase Price Not Greater than US$5.00 per Share
Nor Less than US$4.10 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
MONDAY, JUNE 18, 2012, UNLESS THE OFFER IS EXTENDED
(SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”)

          Leading Brands, Inc., a corporation incorporated under the laws of the province of British Columbia, Canada (the “Company,” “Leading Brands,” “we,” “us” or “our”), invites our shareholders to tender up to US$800,000 in value of our common shares, without par value (the “Shares”), for purchase by us at a price not greater than US$5.00 nor less than US$4.10 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

          We are offering to purchase up to US$800,000 in value of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by tendering shareholders. We will select the lowest single purchase price, not greater than US$5.00 nor less than US$4.10 per Share, that will allow us to purchase US$800,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). If, based on the Final Purchase Price, Shares having an aggregate value of less than US$800,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. We may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares having an aggregate value in excess of US$800,000 are properly tendered and not properly withdrawn, because of the proration provision described in this Offer to Purchase. Shares not purchased in the Offer will be returned to the tendering shareholders promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

          At the maximum Final Purchase Price of US$5.00 per Share, we could purchase 160,000 Shares if the Offer is fully subscribed, which would represent approximately 5% of the issued and outstanding Shares as of May 15, 2012. At the minimum Final Purchase Price of US$4.10 per Share, we could purchase 195,122 Shares if the Offer is fully subscribed, which would represent approximately 6% of the issued and outstanding Shares as of May 15, 2012.

          THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

          The Shares are listed and traded on the NASDAQ Capital Market under the symbol “LBIX.” We announced our intention to make the Offer before the market opened on May 9, 2012. On May 8, 2012, the last full trading day prior to the announcement of the Offer, the closing price of the Shares on the NASDAQ Capital Market was US$3.55 per Share. On May 15, 2012, the closing price of the Shares on the NASDAQ Capital Market was US$4.10 per Share. We recommend that shareholders obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 7.

i

          OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, NOR D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE OFFER (“INFORMATION AGENT”), OR COMPUTERSHARE INVESTOR SERVICES, INC., THE DEPOSITARY FOR THE OFFER (“DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS , THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

          THE OFFER HAS NOT BEEN APPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

          If you have questions or need assistance, you should contact the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

Offer to Purchase dated May 18, 2012

IMPORTANT

          If you want to tender all or part of your Shares, you must do one of the following before the Expiration Date:

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact nominee and request that the nominee tender your Shares for you;

if you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at one of the addresses appearing on the back cover page of this Offer to Purchase;

participants in either the CDS Clearing and Depository Services Inc. or the Depository Trust Company, each of which we call a “Book-Entry Transfer Facility” in this Offer to Purchase, should tender their Shares according to the procedure for book-entry transfer described in Section 3; or

if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

          If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

          If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of US$4.10 per Share. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of US$4.10 per Share.

          We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction; provided, that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

          You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

          WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY.

          THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

INFORMATION FOR UNITED STATES SHAREHOLDERS

          The enforcement by investors of civil liabilities under U.S. federal securities laws may be adversely affected by the fact that we are incorporated under the laws of Canada and that all of our directors and senior officers are residents of Canada.

          U.S. shareholders should be aware that their acceptance of the Offer will have certain tax consequences under U.S. and Canadian law. We recommend that U.S. shareholders consult their own tax advisors regarding U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to accepting the Offer and depositing Shares pursuant to the Offer. See Section 12.

CURRENCY

          Except where otherwise indicated, all dollar references in the Offer to Purchase are in U.S. dollars.

TABLE OF CONTENTS

SUMMARY TERM SHEET

FORWARD-LOOKING STATEMENTS

INTRODUCTION

THE OFFER

1. Number of Shares; Proration

2. Purpose of the Offer; Certain Effects of the Offer

3. Procedures for Tendering Shares

4. Withdrawal Rights

5. Purchase of Shares and Payment of Purchase Price

6. Conditions of the Offer

7. Price Range of Shares; Dividends

8. Source and Amount of Funds

9. Certain Information Concerning Us

10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

11. Certain Legal Matters; Regulatory Approvals

12. Material Income Tax Consequences

13. Extension of the Offer; Termination; Amendment

14. Fees and Expenses

15. Miscellaneous

v

SUMMARY TERM SHEET

          We are providing this summary for your convenience. We refer to our common shares as the “Shares.” Unless the context otherwise requires, all references to Shares in the Offer include the associated common stock share purchase right (the “Rights”) as set forth in the Amended and Restated Shareholder Rights Plan Agreement, dated as of May 31, 2010, by and between Leading Brands, Inc. and Computershare Trust Company of Canada, as rights agent (the “Rights Agreement”), and a tender of Shares will include a tender of the Rights. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We recommend that you read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

          The issuer of the Shares, Leading Brands, Inc., a corporation incorporated under the laws of the province of British Columbia, Canada, is offering to purchase the Shares. See Section 1.

What is Leading Brands offering to purchase?

          We are offering to purchase up to US$800,000 in value of Shares. Each Share is accompanied by one common stock share purchase right as set forth in the Rights Agreement, and a tender of Shares will include a tender of the associated Rights. See Section 1.

What is the purpose of the Offer?

          This Offer is part of our previously announced plan to improve shareholder return. This reflects our confidence in our future outlook and long-term value.

          We will use a portion of our cash on hand to fund the Offer. Our Board of Directors, after evaluating expected capital requirements of our operations and other expected cash commitments, believes that purchasing Shares in the Offer represents a prudent use of the funds required for the Offer. We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender or proration will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 1, Section 2, Section 8 and Section 10.

How many Shares will we purchase in the Offer?

          We will purchase up to US$800,000 in value of Shares in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. At the maximum Final Purchase Price of US$5.00 per Share, we could purchase 160,000 Shares if the Offer is fully subscribed, which would represent approximately 5% of the issued and outstanding Shares as of May 15, 2012. At the minimum Final Purchase Price of US$4.10 per Share, we could purchase 195,122 Shares if the Offer is fully subscribed, which would represent approximately 6% of the issued and outstanding Shares as of May 15, 2012. If, based on the Final Purchase Price, more than US$800,000 in value of Shares are properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Final Purchase Price on a pro rata basis. We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered but is subject to certain other conditions. See Section 6.

          In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

What will the purchase price for the Shares be and what will be the form of payment?

          We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Shares. The price range for the Offer is US$4.10 to US$5.00 per Share.

          We will select the single lowest purchase price, not greater than US$5.00 nor less than US$4.10 per Share, that will allow us to purchase US$800,000 in value of Shares at such price, based on the number of Shares tendered, or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. We will purchase all Shares at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price.

          If you wish to maximize the chance that we will purchase your Shares, you should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal captioned “Price (In U.S. Dollars) Per Share At Which Shares Are Being Tendered,” indicating that you will accept the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at the minimum price of US$4.10 per Share.

          If we purchase your Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

How will we pay for the Shares?

          The maximum value of Shares purchased in the Offer will be US$800,000. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately US$130,000. We intend to pay for the Shares with available cash. See Section 8.

How long do I have to tender my Shares?

          You may tender your Shares until the Offer expires. The Offer will expire on the Expiration Date. See Section 1. We may choose to extend the Offer at any time in our reasonable discretion. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 13. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

          Yes. We can extend or amend the Offer in our reasonable discretion. If we extend the Offer, we may delay the acceptance of any Shares that have been tendered. See Section 13. We can terminate the Offer under certain circumstances. See Section 6.

How will I be notified if you extend the Offer, amend the terms of the Offer or terminate the Offer?

          If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to, or termination of, the Offer by making a public announcement of such amendment or termination. See Section 13.

Are there any conditions to the Offer?

          Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including:

no legal action shall have been pending or taken that might adversely affect the Offer;

no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

no decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on May 17, 2012 shall have occurred;

no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after May 18, 2012 nor shall any material escalation of any war or armed hostilities which had commenced prior to May 18, 2012 have occurred;

no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

no person shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer;

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion; and

we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (1) will be held of record by fewer than 300 persons or (2) will be delisted from the NASDAQ Capital Market or be eligible for deregistration under the Exchange Act.

          For a more detailed discussion of these conditions to the Offer, please see Section 6.

How do I tender my Shares?

          If you want to tender all or part of your Shares, you must do one of the following before the Expiration Date:

If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact nominee and request that the nominee tender your Shares for you;

If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at one of the addresses appearing on the back cover page of this Offer to Purchase;

If you are an institution participating in a Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3; or

If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

          If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

          We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction; provided, that we will comply with the requirements of Exchange Act Rule 13e-4(f)(8).

          You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

          Yes. You may withdraw any Shares you have tendered at any time before the Expiration Date. If after 12:00 Midnight, New York City time, on the night of Monday, July 16, 2012 we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time thereafter. See Section 4.

How do I withdraw Shares I previously tendered?

          To properly withdraw Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended.

What does the Board of Directors think of the Offer?

          Our Board of Directors has authorized us to make the Offer. However, neither we nor any member of our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Will the Company’s directors and executive officers tender Shares in the Offer?

          As of May 15, 2012, our directors and executive officers as a group beneficially owned an aggregate of 1,525,658 Shares (which number includes 809,340 Shares subject to options that are exercisable within 60 days after May 15, 2012), or approximately 37.7% of the total outstanding Shares, assuming exercise of those options. The Company’s directors and executive officers and entities associated with them will not tender any of their Shares in the Offer. See Section 10.

If I decide not to tender, how will the Offer affect my Shares?

          If the Offer is consummated, shareholders who do not tender and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender or proration will own a greater percentage interest of the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

          Yes. We believe that the Shares will continue to be authorized for quotation on the NASDAQ Capital Market and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the Shares I tender?

          We will pay the Final Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, as promptly as practicable following the Expiration Date. We do not expect, however, to be able to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until a reasonable time after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

          If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

What is the recent market price of my Shares?

          We announced our intention to make the Offer before the market opened on May 9, 2012. On May 8, 2012, the last full trading day prior to the announcement of the Offer, the closing price of the Shares on the NASDAQ Capital Market was US$3.55 per Share. On May 15, 2012, the closing price of the Shares on the NASDAQ Capital Market was US$4.10 per Share. We recommend that you obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 7.

Will I have to pay brokerage commissions if I tender my Shares?

          If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

          If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the income tax consequences if I tender my shares?

          We recommend that you consider carefully the income tax consequences of tendering Shares pursuant to the Offer. We recommend that you seek advice from your own tax advisors as to the specific tax consequences to you, having regard to your particular circumstances, of tendering Shares pursuant to the Offer. See Section 12 for a detailed discussion of the tax treatment of the Offer.

Who should I contact with questions about the Offer?

          The Information Agent can help answer your questions. The Information Agent is D.F. King & Co., Inc. Its contact information is set forth below.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokerage Firms Call Collect:
(212) 269-5550

All Others Call Toll Free:
(800) 714-3312

FORWARD-LOOKING STATEMENTS

          This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future performance and our business. Such words as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” as well as variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees and involve certain risks, uncertainties and assumptions that are difficult to predict. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 20-F for the fiscal year ended February 29, 2012. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:

our ability to complete the Offer;

fluctuations in the market price of our Shares;

the price and time at which we may make any additional Share repurchases following completion of the Offer and the number of Shares acquired in such repurchases; and

changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets.

          We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

INTRODUCTION

To the holders of our common shares:

          We invite our shareholders to tender up to US$800,000 in value of Shares for purchase by us at a price not greater than US$5.00 nor less than US$4.10 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which together, as they may be amended or supplemented from time to time, constitute the “Offer.” Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by tendering shareholders. We will select the lowest single purchase price, not greater than US$5.00 nor less than US$4.10 per Share, that will allow us to purchase US$800,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. We refer to the price we will select as the “Final Purchase Price.” We will acquire all Shares in the Offer at the Final Purchase Price, on the terms and subject to the conditions of the Offer, including the proration provision.

          We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Shares tendered at or below the Final Purchase Price because of the proration provision (because Shares having an aggregate value greater than the value we seek are properly tendered) described in this Offer to Purchase. If, based on the Final Purchase Price, Shares having an aggregate value of less than US$800,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders promptly after the Expiration Date. See Section 1.

          We expressly reserve the right to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. See Section 1.

          If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

          THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

          OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

          We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by each of the Information Agent and the Depositary. See Section 14.

          As of May 15, 2012, we had approximately 3,236,668 issued and outstanding Shares. As of May 15, 2012, an aggregate of 976,433 Shares were subject to currently outstanding options. At the maximum Final Purchase Price of US$5.00 per Share, we could purchase 160,000 Shares if the Offer is fully subscribed, which would represent approximately 5% of the issued and outstanding Shares as of May 15, 2012. At the minimum Final Purchase Price of US$4.10 per Share, we could purchase 195,122 Shares if the Offer is fully subscribed, which would represent approximately 6% of the issued and outstanding Shares as of May 15, 2012. The Shares are listed and traded on the NASDAQ Capital Market under the symbol “LBIX.” We announced our intention to make the Offer before the market opened on May 9, 2012. On May 8, 2012, the last full trading day prior to the announcement of the Offer, the closing price of the Shares on the NASDAQ Capital Market was US$3.55 per Share. On May 15, 2012, the closing price of the Shares on the NASDAQ Capital Market was US$4.10 per Share. We recommend that shareholders obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 7 and Section 10.

          Our principal executive offices are located at Suite 1800 – 1500 West Georgia Street, Vancouver, BC Canada V6G 2Z6, and our phone number is 604-685-5200.

THE OFFER

          1. Number of Shares; Proration. Upon the terms and subject to the conditions of the Offer, we will purchase up to US$800,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date at a price not greater than US$5.00 nor less than US$4.10 per Share, to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Final Purchase Price”). Each Share is accompanied by one common stock share purchase right as set forth in the Rights Agreement, and a tender of Shares will include a tender of the associated Rights. If, based on the Final Purchase Price, Shares having an aggregate value of less than US$800,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

          The term “Expiration Date” means 5:00 p.m., New York City time, on Monday, June 18, 2012, unless and until we, in our reasonable discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 13 for a description of our right to extend, delay, terminate or amend the Offer.

          In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must either (1) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering shareholder receiving a purchase price per Share as low as US$4.10), or (2) specify the price or prices, not greater than US$5.00 nor less than US$4.10 per Share, at which they are willing to sell their Shares to us under the Offer. Prices may be specified in increments of US$0.10. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders. We will select the lowest single purchase price, not greater than US$5.00 nor less than US$4.10 per Share, that will allow us to purchase US$800,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn.

          All Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. If you specify that you are willing to sell your Shares to us at the Final Purchase Price (which could result in you receiving a purchase price per Share as low as US$4.10), your Shares will be deemed to be tendered at the minimum price of US$4.10 per Share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of US$4.10 per Share.

          We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to be able to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until a reasonable time after the Expiration Date. We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares representing more than US$800,000 (or such greater number of Shares as we may choose to purchase without amending or extending the Offer) are properly tendered and not properly withdrawn, because of the proration provision of the Offer. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration, to the tendering shareholders at our expense, promptly following the Expiration Date.

          By following the Instructions to the Letter of Transmittal, shareholders can specify different minimum prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

          We expressly reserve the right to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 13.

          In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration. The proration period and withdrawal rights also expire on the Expiration Date.

          The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

          Proration. On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of US$800,000 (or such greater amount as we may elect to pay, subject to applicable law), have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares. As a result, it is possible that fewer than all Shares tendered by a shareholder will be purchased.

          As we noted above, we may elect to purchase more than US$800,000 in value of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

          If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn, and because of the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until a reasonable time after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

          As described in Section 12, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

          This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

          2. Purpose of the Offer; Certain Effects of the Offer

          Purpose of the Offer. This Offer is part of our previously announced plan to improve shareholder return. This reflects our confidence in our future outlook and long-term value.

          We will use a portion of our cash on hand to fund the Offer. Our Board of Directors, after evaluating expected capital requirements of our operations and other expected cash commitments, believes that purchasing Shares in the Offer represents a prudent use of the funds required for the Offer. We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all of our shareholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender or proration will automatically increase their relative percentage ownership interest in us and our future operations.

          In considering the Offer, we took into account the expected financial impact of the Offer. We believe that the Offer is an efficient way to improve shareholder return through the acceleration of our stock repurchase program. On September 9, 2009, we announced that our Board of Directors had authorized a share repurchase program for the repurchase of up to US$500,000 of our outstanding Shares. On November 19, 2010, we announced that our Board of Directors authorized an increase to our share repurchase program of an additional US$500,000, which was further increased by US$500,000 on February 15, 2011, further increased by US$1,000,000 on April 29, 2011, and further increased by US$500,000 on September 28, 2011. As of May 8, 2012, we had purchased an aggregate of 763,257 Shares for an aggregate of approximately US$2.4 million under the repurchase plan since September 2009 and had US$588,990 remaining available for repurchases.

          Following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase the Shares, which may include repurchases pursuant to the US$588,990 remaining available under our stock repurchase program. The amount of Shares we buy and timing of any such repurchases depends on a number of factors, including our stock price and blackout periods in which we are restricted from repurchasing Shares. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

          Certain Effects of the Offer. Shareholders who decide not to tender and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender or proration will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. We can give no assurance, however, that we will not issue additional Shares in the future. These shareholders will also continue to bear the risks associated with owning the Shares, including risks resulting from our purchase of Shares in the Offer. Shareholders may be able to sell non-tendered Shares in the future on the NASDAQ Capital Market or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future.

          The tender offer will reduce our "public float," which is the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets, and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer. In addition, the Offer will increase the proportional ownership of our officers and directors who are not participating in the offer, and any other shareholders who do not participate in the Offer.

          The accounting for our purchase of Shares in the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase.

          OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

          We intend to cancel the Shares we acquire pursuant to the Offer.

          Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

any material change in our present dividend rate or policy, our indebtedness or capitalization;

any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board) or to change any material term of the employment contract of any executive officer;

any material change in our corporate structure or business;

any class of our equity securities becoming delisted from the NASDAQ Capital Market or ceasing to be authorized to be quoted on the NASDAQ Capital Market;

any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;

the acquisition or disposition by any person of our securities, other than pursuant to our share repurchase program and the grant of restricted stock, restricted stock units, performance units or stock options to employees in the ordinary course of business; or

any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

          Nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we may not currently have any plans, other than as disclosed in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

          3. Procedures for Tendering Shares.

          Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer, (i) the certificates for all deposited Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Shares must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including a Book-Entry Confirmation or an Agent’s Message (as defined below) if the tendering Shareholder has not delivered a Letter of Transmittal).

          In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares under the Offer must complete the section captioned “Price (In U.S. Dollars) Per Share At Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section entitled “Shares Tendered At Price Determined By Shareholder,” indicating the price at which Shares are being tendered.

          Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In U.S. Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

          If tendering shareholders wish to maximize the chance that we will purchase their Shares, they should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the Letter of Transmittal under the section captioned “Price (In U.S. Dollars) Per Share At Which Shares Are Being Tendered.” Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at the minimum price of US$4.10 per Share. If tendering shareholders wish to indicate a specific price (in increments of US$0.10) at which their Shares are being tendered, they must check the appropriate box in the section entitled “Shares Tendered At Price Determined By Shareholder” in the section captioned “Price (In U.S. Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.

          Shareholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. We recommend that shareholders who hold Shares through nominees consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary. Participants in either CDS Clearing and Depository Services Inc. (“CDS”) or the Depository Trust Company (“DTC”) should contact such depository with respect to the deposit of Shares under the Offer.

          Signature Guarantees and Method of Delivery. No signature guarantee is required if:

the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, will include any participant in a Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal; or

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

          If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

          Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at a Book-Entry Transfer Facility as described below;

one of (a) a properly completed and duly executed Letter of Transmittal or a manually executed photocopy of the Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message or Book-Entry Confirmation (as defined below) in the case of a book-entry transfer; and

any other documents required by the Letter of Transmittal.

          The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, including delivery through a Book-Entry Transfer Facility, is at the sole election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares, the Letter of Transmittal and all other documents will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, you should mail all documents in a manner for delivery to Toronto, Ontario, Canada and allow sufficient time to ensure timely delivery.

          All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us or a Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US OR A BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

          Book-Entry Delivery.

          CDS Clearing and Depository Services Inc.

          The Depositary will establish an account with CDS for purposes of the Offer. Any financial institution that is a participant in CDS may make book-entry delivery of Shares by causing CDS to transfer such Shares into such CDS account in accordance with the procedures established by CDS for such transfer. Delivery of Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer. The term “Book-Entry Confirmation” means a confirmation of a book-entry transfer of Shares into the CDS account established by the Depositary for the purchase of Shares under the Offer. Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS provided that a Book-Entry Confirmation through CDS’s book-based system for electronic deposits, known as CDSX, is received by the Depositary at its office in Toronto, Ontario, Canada before the Offer expires. Shareholders who, through their respective CDS participants, utilize CDSX to accept the Offer through a book-based transfer of Shares into the CDS account established by the Depositary for the purchase of Shares under the Offer will be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and such instructions received by the Depositary are therefore considered a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.

          Depository Trust Company

          The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal or a manually executed photocopy of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

          The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

          Guaranteed Delivery. If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or you cannot deliver your certificates and all other required documents to the Depositary or complete the proceedures for book-entry transfer prior to the Expiration Date, your tender may be effected if all the following conditions are met:

your tender is made by or through an Eligible Institution;

a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

the Depositary receives at one of the addresses listed on the back cover of this Offer to Purchase and within the period of three NASDAQ Capital Market trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at a Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message or Book-Entry Confirmation.

          A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

          Procedures for Stock Options. We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

          Return of Unpurchased Shares. If any tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a shareholder’s certificate(s) are tendered, we will return certificates for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at a Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at a Book-Entry Transfer Facility, in each case without expense to the shareholder.

          Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to the applicable, laws, rules and regulations of the SEC, to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither we nor the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

          Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender and at the Expiration Date such person has a “net long position” in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender or guarantee of a tender on behalf of another person.

          A tender of Shares in accordance with any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (1) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or Equivalent Securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer.

          A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, charges, claims, encumbrances, conditional sales agreements or other similar obligations relating to the sale or transfer of the tendered Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

          All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

          Lost or Destroyed Certificates. If certificates for all or part of the Shares have been lost, destroyed, mutilated, stolen or misplaced, the Letter of Transmittal should be completed as fully as possible and forwarded together with a letter describing the loss, destruction, mutilation, theft or misplacement (and the certificate representing the Shares in the case of mutilated certificates) to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. The Depositary will forward such documentation to the transfer agent and registrar for the Shares so that the transfer agent may provide replacement instructions. If a certificate has been lost, destroyed, mutilated, stolen or misplaced, the foregoing action must be taken sufficiently in advance of the Expiration Date in order to obtain a replacement certificate in sufficient time to permit the Shares represented by the replacement certificate to be deposited to the Offer prior to the Expiration Date.

          Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us. Any certificates delivered to us will not be forwarded to the Depositary and will not be deemed to be properly tendered.

          United States Information Reporting and Backup Withholding. Payments made to shareholders in the Offer may be reported to the U.S. Internal Revenue Service (the “IRS”). In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 28%) may apply to the amount paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each non-corporate shareholder who is a U.S. Holder (as defined in Section 12) and who does not otherwise establish an exemption from backup withholding must notify the Depositary of the shareholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, the IRS Form W-9 accompanying the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the shareholder to a US$50 penalty imposed by the IRS.

          Certain “exempt” recipients (including, among others, all corporations and certain non-U.S. Holders (as defined in Section 12)) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9.

          Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

          We recommend that shareholders consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

          4. Withdrawal Rights. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If after 12:00 Midnight, New York City time, on the night of Monday, July 16, 2012 we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time thereafter.

          For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder; the number of Shares to be withdrawn; and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility’s procedures. If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. Withdrawals may not be rescinded and any Shares withdrawn will not be properly tendered for purposes of the Offer unless the withdrawn Shares are properly re-tendered prior to the Expiration Date by following the procedures described above.

          We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. Neither we nor the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

          If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

          5. Purchase of Shares and Payment of Purchase Price. On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified by tendering shareholders; and

accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We intend to purchase Shares having an aggregate value of US$800,000 and may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

          For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provision of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

          On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay a single per Share purchase price for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at a Book- Entry Transfer Facility;

a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy of the Letter of Transmittal) or an Agent’s Message or Book-Entry Confirmation in the case of book-entry transfer; and

any other documents required by the Letter of Transmittal.

          We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration, will be returned, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with a Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

          Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

          We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if Shares not tendered or accepted for payment are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be deducted from the Final Purchase Price unless evidence satisfactory to us of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted with the Letter of Transmittal.

          6. Conditions of the Offer. The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

there has been any action pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

o

make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

o	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

o	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

o

materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

there has occurred any of the following:

o	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

o	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

o	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

o

a decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on May 17, 2012;

o

the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after May 18, 2012;

o	any material escalation of any war or armed hostilities which had commenced prior to May 18, 2012;

o

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

o

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

o	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

we learn that:

o

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise;

o

any entity, group or person has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

o

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

o

any change or changes have occurred in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

o

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

o

we determine that the consummation of the Offer and the purchase of the Shares may (1) cause the Shares to be held of record by fewer than 300 persons, or (2) cause the Shares to be delisted from the NASDAQ Capital Market or to be eligible for deregistration under the Exchange Act.

          The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time prior to the Expiration Date in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist. See Section 13.

          7. Price Range of Shares; Dividends. The Shares are listed and traded on the NASDAQ Capital Market under the trading symbol “LBIX.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of the Shares on the NASDAQ Capital Market.

	High		Low
Fiscal year ended Feb. 28, 2011:
First Quarter	US$	3.49	US$	1.25
Second Quarter		2.68		2.11
Third Quarter		2.80		1.86
Fourth Quarter		4.10		1.95

Fiscal year ended Feb. 29, 2012:
First Quarter	US$	3.85	US$	2.04
Second Quarter		4.50		2.38
Third Quarter		3.95		2.65
Fourth Quarter		3.81		2.35

Fiscal year ended Feb. 28, 2013:
First Quarter (through May 15, 2012)	US$	4.50	US$	3.33

          We have not declared or paid any cash dividends on our Shares during the fiscal years ended February 28, 2011 and February 29, 2012, and we do not intend to do so for the immediate future. The declaration and payment of future dividends on the Shares will be at the sole discretion of our Board of Directors.

          We announced our intention to make the Offer before the market opened on May 9, 2012. On May 8, 2012, the last full trading day prior to the announcement of the Offer, the closing price of the Shares on the NASDAQ Capital Market was US$3.55 per Share. On May 15, 2012, the closing price of the Shares on the NASDAQ Capital Market was US$4.10 per Share. We recommend that shareholders obtain current market quotations for the Shares.

          8. Source and Amount of Funds. Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be US$800,000. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately US$130,000. We intend to pay for the Shares with available cash. We do not have any alternative financing arrangement or alternative financing plans.

          9. Certain Information Concerning Us. The Company and its subsidiaries are engaged in beverage bottling, distribution, sales, merchandising, brand development, brand licensing and brand management of beverage products. The Company has evolved into a fully integrated bottling and distribution operation with customers across Canada, the western United States, and Asia.

          We are subject to the information and reporting requirements of British Columbia securities laws and in accordance therewith file periodic reports and other information with securities regulatory authorities in British Columbia relating to our business, financial condition and other matters. Such reports, statements and other information may be accessed on the SEDAR and SEDI websites (http://www.sedar.com and http:/www.sedi.ca). We are also subject to the informational requirements of the Exchange Act and in accordance therewith file annual reports and furnish other reports and information with the SEC relating to our business, financial condition and other matters. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer. Such reports and other information filed or furnished by us may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such reports and other information may also be obtained from the SEC’s website (http://www.sec.gov).

          10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

          Beneficial Ownership. As of May 15, 2012, we had approximately 3,236,668 issued and outstanding Shares. We are offering to purchase up to US$800,000 in value of Shares. At the maximum Final Purchase Price of US$5.00 per Share, we could purchase 160,000 Shares if the Offer is fully subscribed, which would represent approximately 5% of the issued and outstanding Shares as of May 15, 2012. At the minimum Final Purchase Price of US$4.10 per Share, we could purchase 195,122 Shares if the Offer is fully subscribed, which would represent approximately 6% of the issued and outstanding Shares as of May 15, 2012.

          As of May 15, 2012, our directors and executive officers as a group (10 persons) beneficially owned an aggregate of 1,525,658 Shares (which number includes 809,340 Shares subject to options that are exercisable within 60 days after May 15, 2012), or approximately 37.7% of the total outstanding Shares, assuming exercise of those options. Our directors and executive officers and entities associated with them will not participate in the Offer. To our knowledge, none of our affiliates intend to tender any Shares in the Offer.

          The following table sets forth certain information as of May 15, 2012 with respect to the beneficial ownership of each director and executive officer of the Company and its subsidiaries. The address of each person listed is: Leading Brands, Inc., Suite 1800 – 1500 West Georgia Street, Vancouver, British Columbia V6G 2Z6 Canada, and the telephone number is 604-685-5200.

	Common Shares
	Beneficially Owned(1)
	Number of	Percent
Beneficial Owner	Shares	of Total
Non-Employee Directors
James Corbett(2)	81,500	2.5%
Darryl R. Eddy(3)	186,079	5.6%
Stephen K. Fane(4)	80,842	2.4%
R. Thomas Gaglardi(5)	490,625	14.8%

Executive Officers
Ralph McRae(6)	465,616	13.2%
Sinan ALZubaidi(7)	65,966	2.0%
Robert Mockford (8)	17,366	*
David Neely(9)	10,000	*
Dave Read(10)	117,664	3.5%
Dallyn Willis(11)	10,000	*
All directors and executive officers as a group (10 individuals) (12)	1,540,658	38.1%

*      Less than 1%.

(1)

Percentages of beneficial ownership are based on 3,236,668 Shares outstanding on May 15, 2012. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose, including under Canadian securities laws. The number of Shares shown as beneficially owned includes Shares which for Canadian securities law purposes may not be beneficially owned but over which a person would be deemed to exercise control or direction. The number of Shares shown as beneficially owned includes Shares subject to options that are currently exercisable or that will become exercisable within 60 days of May 15, 2012. Shares subject to options exercisable within 60 days after May 15, 2012 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

(2)	Includes 71,500 Shares subject to options.
(3)	Includes 75,508 Shares subject to options.
(4)	Includes 80,842 Shares subject to options.
(5)	Includes 71,500 Shares subject to options. 404,125 of these Shares are held by Northland Properties Corporation. Mr. Gaglardi is the President of Northland Properties Corporation.
(6)	Includes 289,000 Shares subject to options.
(7)	Includes 65,966 Shares subject to options.
(8)	Includes 17,366 Shares subject to options.
(9)	Includes 10,000 Shares subject to options.
(10)	Includes 117,658 Shares subject to options.
(11)	Includes 10,000 Shares subject to options.
(12)	Reflects the information contained in footnotes (1) through (11).

          The following table sets forth certain information as of May 15, 2012 with respect to the beneficial ownership of each shareholder known to us to be the beneficial owner of more than 5% of our Shares.

	Common Shares
	Beneficially Owned
	Number of	Percent
Name and Address of Beneficial Owner	Shares	of Total(1)
Northland Properties Corporation(2)
310 – 1755 West Broadway
Vancouver BC Canada V6J 4S5	404,125	12.5%

(1)	Percentages of beneficial ownership are based on 3,236,668 Shares outstanding on May 15, 2012.
(2)	R. Thomas Gaglardi, a director of the Company, is associated with Northland Properties Corporation, serving as President of Northland Properties Corporation.

          Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to May 15, 2012, except as follows: between May 10, 2012 and May 15, 2012, Darryl Eddy sold 15,000 Shares in the open market at prices ranging from US$4.20 per Share to US$4.26 per Share.

          Share Repurchase Program. Our Board of Directors has approved a share repurchase plan under which we may acquire outstanding Shares through open market purchases as market conditions permit, at prices we deem appropriate, and subject to applicable legal requirements and other legal factors.

          Option-Based Awards. We do not have a formal stock option plan. Options for the purchase of Shares are granted from time to time to directors, officers, consultants and employees as an incentive. These options are long-term incentives that generally vest over several years of service with the Company. The options granted are exercisable at a price which is equal to or greater than the fair market value of the Shares at the date the options are granted. Options are granted in consideration of the level of responsibility of the employee as well as his or her impact or contribution to the longer-term operating performance of the Company.

          In determining the amount and frequency of such grants, a variety of factors are evaluated, including job level, and past, current and prospective services rendered. The Board also takes into account the number of options, if any, previously granted, and the exercise price of any outstanding options to ensure that such grants are in accordance with all applicable regulatory policies.

          Share Purchase Warrants. The Company issued 330,000 common share purchase warrants related to a private placement and 33,400 common share purchase warrants to the placement agent pursuant to the terms of an agreement related to the issuance of common shares on August 9, 2007. Each common share purchase warrant is exercisable for the purchase of one common share and all of the warrants expire on February 9, 2013. Subject to certain exclusions, the exercise price of the warrants is adjustable downwards to a minimum of US$16.45 per share in the event that the Company issues new shares at a price lower than the exercise price.

          Shareholder Rights Plan. We adopted the Rights Agreement whereby one share purchase right is attached to each outstanding Share. Each Right entitles the holder to purchase one common share at a purchase price of US$20.00 per share, subject to adjustment (the “Rights Purchase Price”). The Rights will become exercisable upon the earlier of (i) the date of a public announcement that a person or group has become the beneficial owner of more than 20% of the outstanding Shares (any such person or group, an “Acquiring Person”), (ii) the date of commencement of or first public announcement of an intention to commence an offer for outstanding Shares which could result in a person or group becoming the beneficial owner of more than 20% of the outstanding Shares, other than certain permitted bids as defined in the Rights Agreement, and (iii) the date on which any such permitted bid ceases to qualify as such.

          A person, together with all affiliates and associates of such person, shall not be deemed to be an Acquiring Person solely as a result of a change in the aggregate number of Shares outstanding since the last date on which such person acquired beneficial ownership of any Shares. However, if a person, together with all affiliates and associates of such person, becomes the beneficial owner of 20% or more of the Shares then outstanding by reason of Share purchases by the Company and, after such Share purchases by the Company, becomes the beneficial owner an additional 1% of the Shares, then such person will be deemed to be an “Acquiring Person” under the Rights Agreement. The Rights will expire upon the termination of the annual general meeting of the shareholders of the Company for 2015, unless the Rights are earlier redeemed by the Board.

          The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which is filed as an exhibit to the Schedule TO and is incorporated herein by reference.

          Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

          11. Certain Legal Matters; Regulatory Approvals. Part 2 of Multilateral Instrument 62-104 (“MI 62-104”) requires an issuer making a bid for its own securities to, among other things, prepare and file an issuer bid circular with the Canadian securities regulatory authorities. We have received a discretionary exemption order from the British Columbia Securities Commission granting us an exemption from various requirements of MI 62-104. We are not aware of any other approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer or any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 6 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 6.

          12. Material Income Tax Consequences.

Material Canadian Federal Income Tax Considerations

          The following summary describes the material Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) (the “Tax Act”) generally applicable to a shareholder who sells Shares to the Company pursuant to the Offer.

          This summary is based on the current provisions of the Tax Act and the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the current published administrative practices of the Canada Revenue Agency (the “CRA”). This summary does not otherwise take into account or anticipate any changes in income tax law or administrative practice, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. This summary is not exhaustive of all Canadian federal income tax considerations. This summary is applicable to shareholders who, at all relevant times for the purposes of the Tax Act, (i) are resident in Canada, (ii) hold their Shares as “capital property” and (iii) deal at arm’s length with and are not “affiliated” with the Company. Generally, Shares will be considered to be capital property to a shareholder provided that the shareholder does not use or hold, and is not deemed to use or hold, the Shares in the course of carrying on a business of buying and selling securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. Certain shareholders resident in Canada for purposes of the Tax Act whose Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Shares, and every “Canadian security” (as defined in the Tax Act) owned by such shareholder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. Certain shareholders, including financial institutions and securities dealers (each as defined in the Tax Act), and corporations controlled by one or more of the foregoing, are generally precluded from treating the Shares as capital property.

          This summary is not applicable to a person that is a “financial institution” as defined in the Tax Act for the purposes of the “mark-to-market” rules, a person that is a “specified financial institution” or a “restricted financial institution” as defined in the Tax Act, a person who has made an election under the functional currency rules in section 261 of the Tax Act or a person an interest in which is a “tax shelter investment” as defined in the Tax Act. This summary is not applicable to a shareholder who is an individual and who acquired Shares as a result of the exercise of stock options granted because of such shareholder’s employment with the Company or any affiliate of the Company. It is a term of the Offer that, for purposes of subsection 191(4) of the Tax Act, the “specified amount” in respect of each Share purchased under the Offer shall be the closing price of the Shares on the NASDAQ Capital Market on the Expiration Date.

          This summary assumes that at all relevant times the Shares will be listed on a designated stock exchange for purposes of the Tax Act (which currently includes the NASDAQ Capital Market).

          Foreign Exchange

          Amounts relevant to the computation of income or gains for purposes of the Tax Act must be determined in Canadian dollars based on the exchange rate quoted by the Bank of Canada at noon on the day the amount first arose (or such other rate as is acceptable to CRA).

          Residents of Canada

          The following portion of the summary is generally applicable to a shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention is, or is deemed to be, resident in Canada, and who is not excluded from the summary by the comments above (a “Resident Shareholder”).

          Disposition of Shares

          Resident Shareholders who sell Shares to the Company pursuant to the Offer will be deemed to receive a taxable dividend on a separate class of shares comprising the Shares so sold equal to the excess, if any, of the amount paid by the Company for the Shares over their paid-up capital for income tax purposes. Using the noon buying rate published by the Bank of Canada on May 15, 2012, the Company estimates the paid-up capital per Share is approximately US$9.00. The paid-up capital per Share on the date of take-up under the Offer, as expressed in U.S. dollars, may increase or decrease depending on currency exchange fluctuations. Under the current terms of this Offer, the Purchase Price paid by the Company for the Shares will not exceed their paid-up capital and no deemed dividend will exist.

          Taxation of Capital Gains and Losses

          The amount paid by the Company for Shares under the Offer will be treated as proceeds of disposition of the Shares. The Resident Shareholders will realize a capital gain (or capital loss) on the disposition of Shares equal to the amount by which the Residential Shareholder’s proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the Shares sold to the Company pursuant to the Offer.

          Generally, a Resident Shareholder will be required to include in computing its income for a taxation year one-half of any capital gain (a “taxable capital gain”) realized by it in that year. A Resident Shareholder will generally be entitled to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Shareholder in that year, and any excess may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

          The amount of a capital loss realized on the disposition of Shares by a Resident Shareholder that is a corporation may, to the extent and under the circumstances specified in the Tax Act, be reduced by the amount of dividends received or deemed to be received on the Shares (including any dividends deemed to be received as a result of the sale of the Shares to the Company under the Offer). Similar rules may apply where Shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

          A Resident Shareholder who is an individual may have all or a portion of any capital loss on the sale of Shares under the Offer denied if the “superficial loss” rules in the Tax Act apply. This may arise where the Resident Shareholder (or a person affiliated with the Resident Shareholder for purposes of the Tax Act) acquires additional Shares in the period commencing 30 days prior to, and ending 30 days after, the disposition of the Shares under the Offer and the Resident Shareholder owns or had a right to acquire the Shares at the end of the 60 day period. We recommend that Resident Shareholders consult with their own tax advisors with respect to the “superficial loss” rules.

          Similarly, a Resident Shareholder that is a corporation may have all or a portion of any capital loss on the sale of Shares under the Offer suspended if it (or a person affiliated with it for purposes of the Tax Act) acquires additional Shares in the period commencing 30 days prior to, and ending 30 days after, the disposition of Shares under the Offer and at the end of the 60 day period the corporation (or a person affiliated with it) owns the Shares. We recommend that Resident Shareholders that are corporations consult their own tax advisors with respect to the “suspended loss” rules.

          A Resident Shareholder that is a Canadian-controlled private corporation throughout the year (as defined in the Tax Act) may be liable to pay an additional refundable tax of 62/3% on its “aggregate investment income” for the year, which is defined to include an amount in respect of taxable capital gains (but not dividends deductible in computing taxable income).

          Alternative Minimum Tax

          A capital gain realized by a Resident Shareholder who is an individual, including a trust (other than certain specified trusts), as a result of the sale of Shares pursuant to the Offer may give rise to a liability for alternative minimum tax. We recommend that such Resident Shareholders consult their own tax advisors with respect to the alternative minimum tax rules set out in the Tax Act.

          Non-Residents of Canada

          The following portion of the summary is applicable to shareholders who are not excluded from the summary by the comments above and who, at all relevant times for purposes of the Tax Act and any applicable income tax treaty or convention: (i) are not resident or not deemed to be resident in Canada, (ii) do not use or hold, and are not deemed to use or hold, their Shares in connection with carrying on a business in Canada, (iii) have not, either alone or in combination with persons with whom the shareholders do not deal at arm’s length, owned 25% or more of the issued shares of any class or series of the capital stock of the Company at any time within a 60-month period preceding the sale of Shares under the Offer, (iv) in the case of shareholders who have ceased to be resident in Canada, have not elected under the Tax Act to treat their Shares as taxable Canadian property, (v) to whom the Shares do not otherwise constitute “taxable Canadian property”, (vi) are not authorized foreign banks and (vii) in the case of shareholders that are insurers, establish that their Shares do not constitute designated insurance property (“Non-Resident Shareholders”).

          A Non-Resident Shareholder who sells Shares to the Company pursuant to the Offer will be deemed for Canadian income tax purposes to receive a dividend equal to the excess, if any, of the amount paid by the Company for the Shares over their paid- up capital for Canadian income tax purposes. Using the noon buying rate published by the Bank of Canada on May 15, 2012, the Company estimates the paid-up capital per Share is approximately US$9.00. The paid up capital per Share on the date of take up under the Offer, as expressed in U.S. dollars, may increase or decrease depending on currency exchange fluctuations. Under the current terms of this Offer, the Purchase Price paid by the Company for the Shares will not exceed their paid-up capital and no deemed dividend will exist.

Material U.S. Federal Income Tax Consequences to U.S. Holders

          The following summary describes the material U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) who tender and sell Shares to the Company pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative rulings, and court decisions, all as in effect as of the date of this Offer to Purchase and Circular and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect).

          This summary is not a complete description of all of the U.S. federal income tax consequences applicable to U.S. Holders participating in the Offer. In particular, this summary does not purport to address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances, nor does it address U.S. federal income tax considerations applicable to shareholders that are subject to special treatment under U.S. federal income tax law (including, without limitation, brokers, dealers in securities or currencies, financial institutions, mutual funds, regulated investment companies, qualified retirement plans or other tax-deferred accounts, traders that elect mark to market treatment, a partnership or other pass-through entity (and investors in such partnerships or entities), U.S. Holders that hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities, U.S. Holders that have owned or are deemed to have owned 10% or more of the total combined voting power of all classes of stock of the Company at any time during the five-year period ending on the date the U.S. Holder sells Shares pursuant to the Offer, U.S. Holders who acquired their Shares in connection with a stock option plan or in any other compensatory transaction, U.S. Holders subject to the alternative minimum tax, U.S. Holders that have a “functional currency” other than the U.S. dollar, U.S. expatriates, and U.S. Holders that do not hold their Shares as “capital assets” (generally, property held for investment)). U.S. Holders that are subject to special treatment or shareholders that are not U.S. Holders may be subject to different tax consequences, and we recommend that such holders consult their own tax advisers.

          In addition, this summary does not address any aspect of U.S. state and local tax laws or non-U.S. tax laws that may be applicable to any shareholder, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

          Except as otherwise set forth below, and subject to the qualifications noted above, the following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. Holder. A “U.S. Holder” is a beneficial owner of Shares that is:

  an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

  a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof;

  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  a trust (a) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, as defined under Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

          The tax treatment of a partner in a partnership, or other entity taxable as a partnership, may depend on both the partnership’s and the partner’s status. We recommend that partnerships tendering Shares pursuant to the Offer and partners in such partnerships consult their own tax advisers as to the tax consequences of a sale of Shares to the Company pursuant to the Offer.

          U.S. Holders Who Receive Cash Pursuant to the Offer

          For U.S. federal income tax purposes, if a U.S. Holder tenders and sells Shares for cash pursuant to the Offer, such transaction will be treated either as a “sale or exchange” of the Shares by such U.S. Holder or as a “distribution” by the Company in respect of such U.S. Holder’s Shares. As described below, the specific treatment will depend, in part, upon the U.S. Holder’s particular circumstances. Under the current terms of this Offer, it is generally expected that a U.S. holder that tenders and sells Shares for cash pursuant to the Offer will have the transaction treated as a “sale or exchange” of the Shares for U.S. tax purposes.

          Sale or Exchange of Common Shares

          Under Section 302 of the Code, a U.S. Holder whose Shares are tendered and sold for cash pursuant to the Offer will be treated as having engaged in a “sale or exchange” of such Shares, and thus will recognize gain or loss, if the transaction (i) has the effect of a “substantially disproportionate” distribution by the Company with respect to such U.S. Holder, (ii) results in “complete termination” of such U.S. Holder’s equity interest in the Company, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (the “Section 302 tests”) are explained more fully below.

          Constructive Ownership of Common Shares

          In determining whether any of the Section 302 tests are satisfied, a U.S. Holder must take into account not only the Shares actually owned by the U.S. Holder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder may be treated as constructively owning Shares that are actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the U.S. Holder has an interest or that have an interest in the U.S. Holder, as well as any Shares the U.S. Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

          The Section 302 Tests

          One of the following tests must be satisfied for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution. We recommend that U.S. Holders consult their own tax advisors concerning the application of the following tests to their particular circumstances.

(a)

“Substantially Disproportionate” Test. The receipt of cash by a U.S. Holder will generally have the effect of a “substantially disproportionate” distribution by the Company with respect to the U.S. Holder if the percentage of the outstanding voting shares of the Company actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer (treating Shares purchased pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of the Company actually and constructively owned by the U.S. Holder immediately before the exchange (treating Shares purchased pursuant to the Offer as outstanding) and, immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

(b)

“Complete Termination” Test. The receipt of cash by a U.S. Holder will be treated as a complete termination of the U.S. Holder’s equity interest in the Company if all of the Shares actually and constructively owned by the U.S. Holder are sold pursuant to the Offer. In applying the complete termination test, a U.S. Holder may be able to waive the application of the rules relating to constructive ownership through family members, provided that such holder complies with the provisions of Section 302(c)(2) of the Code and applicable U.S. Treasury regulations.

(c)

“Not Essentially Equivalent to a Dividend” Test. The receipt of cash by a U.S. Holder will generally be treated as “not essentially equivalent to a dividend” if the U.S. Holder’s sale of Shares pursuant to the Offer results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether the receipt of cash by the U.S. Holder will be treated as not essentially equivalent to a dividend will depend on the U.S. Holder’s particular facts and circumstances. If a U.S. Holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs suffers a reduction in his, her or its proportionate interest in the Company (including any Shares constructively owned), the holder generally should be regarded as having suffered a meaningful reduction in his, her or its interest in the Company.

          Under certain circumstances, it may be possible for a tendering U.S. Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by the U.S. Holder but that are not purchased pursuant to the Offer. Alternatively, a U.S. Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Shares by the U.S. Holder or by a related party whose shares are constructively owned by the U.S. Holder. We recommend that U.S. Holders consult their own tax advisers regarding the consequences of any such sales or acquisitions in their particular circumstances.

          If the Offer is over-subscribed, the Company’s purchase of Shares deposited by a U.S. Holder may be prorated. Thus, even if all of the Shares actually and constructively owned by a U.S. Holder are deposited, it is possible that not all of the Shares will be purchased by the Company, which in turn may affect the U.S. Holder’s ability to satisfy one of the Section 302 tests described above.

          Tax Treatment of a “Sale or Exchange” of Common Shares

          If a U.S. Holder is treated as having engaged in a “sale or exchange” of his, her or its Shares under any of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount realized by such U.S. Holder and such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the “passive foreign investment company” rules discussed below, the gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Shares is more than one year at the time of the sale. The deductibility of capital loss is subject to limitations. For U.S. foreign tax credit purposes, such capital gain or loss generally will be treated as gain or loss from sources within the United States, which may limit the U.S. Holder’s ability to claim a foreign tax credit for any Canadian withholding tax imposed on the payment made to such U.S. Holder by the Company. If a U.S. Holder is eligible for the benefits of the Canada-U.S. Income Tax Convention, an election may be available pursuant to which the U.S. Holder would, for purposes of computing the foreign tax credit limitation solely with respect to the amount received in exchange for deposited Shares, be entitled to treat such gain as foreign source income. We recommend that U.S. Holders consult their own tax advisers regarding the availability of such an election as well as the application of the foreign tax credit limitation rules in their particular situations.

          Distribution in Respect of Common Shares

          If a U.S. Holder who sells Shares pursuant to the Offer is not treated under Section 302 of the Code as having engaged in a “sale or exchange” of his, her or its Shares, then the amount realized by a U.S. Holder will be treated as a distribution by the Company in respect of such U.S. Holder’s Shares.

          WE RECOMMEND THAT SHAREHOLDERS CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE CANADIAN AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE OFFER APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

          13. Extension of the Offer; Termination; Amendment. We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder’s Shares.

          We also expressly reserve the right, in our reasonable discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

          Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.

          Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

          If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

we increase or decrease the price range to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 13, then in each case the Offer will be extended until the expiration of the period of at least ten business days.

          If we increase the value of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

          14. Fees and Expenses. We have retained D.F. King & Co., Inc. to act as Information Agent and Computershare Investor Services, Inc. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

          We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. We recommend that shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof.

          15. Miscellaneous. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction; provided that we will comply with the requirements of the Exchange Act Rule 13e-4(f)(8).

          Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 9 with respect to information concerning our company.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LEADING BRANDS, INC., THE INFORMATION AGENT OR THE DEPOSITARY; PROVIDED THAT WE WILL COMPLY WITH THE REQUIREMENTS OF THE EXCHANGE ACT RULE 13e-4(f)(8).

LEADING BRANDS, INC.

May 18, 2012

The Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

Computershare Investor Services, Inc.

Toll free: (800) 564-6253
Email: corporateactions@computershare.com

By Mail:	By Hand or Courier:	By Facsimile Transmission:

P.O. Box 7021	100 University Avenue	Fax: (905) 771-4082
31 Adelaide St E	9th Floor
Toronto ON	Toronto ON
Canada M5C 3H2	Canada M5J 2Y1

Any questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokerage Firms Call Collect:
(212) 269-5550

All Others Call Toll Free:
(800) 714-3312